Exhibit 99.1

Ur-Energy Releases 2015 Q1 Results

Littleton, Colorado (PR Newswire – May 4, 2015) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2015, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. Our filing may also be accessed on the Company’s website at www.ur-energy.com.

Lost Creek Uranium Production and Sales

The quarter included contractual product sales of 146,000 pounds U3O8. The product was sold at an average price of $50.55 per pound for sales revenues totaling $7.4 million. For the quarter, 192,280 pounds of U3O8 were captured within the Lost Creek plant. Of that, 177,057 pounds U3O8 were packaged in drums and 171,505 pounds U3O8 of the drummed inventory were shipped to the conversion facility. The average price per pound sold, $50.55, represents a 28% premium to the average spot market price during the quarter. The Company recorded production cash costs of $18.86 per pound sold this quarter compared with $20.32 during the previous quarter. The total cost per pound sold including ad valorem and severance taxes, cash and non-cash costs was $36.91 (see table below).

Jeff Klenda, Board Chair and Acting CEO of the Company, noted that “Q1 represents a solid quarter for us and, while the quarterly production totals came in slightly below our targeted production rates, they represent a very favorable increase quarter-over-quarter. Production rates also trended up during the quarter and continued to trend up in April. Our preliminary April production estimate demonstrates that the continuing efficiencies and increased production levels that we have targeted are attainable. We are quite optimistic that the trend toward steady state operations, including an anticipated lower overall cost per pound, will continue throughout 2015.”

Production levels and costs along with sales figures for the Lost Creek Project are presented in the following table:

Inventory, Production and Sales Analysis	Unit	2015 Q1	2014 Q4	2014 Q3	2014 Q2

Pounds captured	lb	192,280	149,564	131,331	116,708
Ad valorem and severance tax	$000	$150	$1,163	$313	$212
Wellfield cash cost (1)	$000	$1,080	$881	$1,012	$912
Wellfield non-cash cost (1)(2)	$000	$1,335	$1,350	$1,349	$1,350
Ad valorem and severance tax per pound captured	$/lb	$0.78	$7.78	$2.38	$1.82
Cash cost per pound captured	$/lb	$5.62	$5.89	$7.71	$7.81
Non-cash cost per pound captured	$/lb	$6.94	$9.02	$10.28	$11.56

Pounds drummed	lb	177,057	117,160	125,915	133,684
Plant cash cost (3)	$000	$1,718	$1,553	$1,703	$1,625
Plant non-cash cost (2)(3)	$000	$497	$507	$504	$502
Cash cost per pound drummed	$/lb	$9.70	$13.26	$13.53	$12.15
Non-cash cost per pound drummed	$/lb	$2.81	$4.33	$4.00	$3.76

Pounds shipped	lb	171,505	102,071	126,499	163,747
Distribution cash cost (4)	$000	$145	$113	$(31)	$117
Cash cost per pound shipped	$/lb	$0.85	$1.10	$(0.24)	$0.71

Pounds sold	lb	146,000	100,000	100,000	207,760
U3O8 sales	$000	$7,380	$6,603	$5,996	$7,197
Average long-term contract price	$/lb	$50.55	$66.03	$59.96	$34.64
Average spot price (5)	$/lb	$-	$-	$-	$-
Average price per pound sold	$/lb	$50.55	$66.03	$59.96	$34.64

U3O8 Cost of sales (6)	$000	$5,390	$3,697	$3,752	$6,761
Ad valorem and severance tax cost per pound sold	$/lb	$4.73	$3.18	$2.52	$3.11
Cash cost per pound sold	$/lb	$18.86	$20.32	$20.77	$17.45
Non-cash cost per pound sold (2)	$/lb	$13.32	$13.47	$14.23	$11.98
Total cost per pound sold	$/lb	$36.91	$36.97	$37.52	$32.54

U3O8 gross profit	$000	$1,990	$2,906	$2,244	$436
Gross profit per pound sold	$/lb	$13.64	$29.06	$22.44	$2.10
Gross profit margin	%	27.0	44.0	37.4	6.1

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.
[5]	There were no spot sales in either 2015 or 2014.
[6]	Cost of sales include all production costs (notes 1, 2, 3 and 4) adjusted for changes in inventory values.

Cash cost per pound and non-cash cost per pound for produced and sold uranium presented in the table above are non-US GAAP measures. These measures do not have a standardized meaning or a consistent basis of calculation under US GAAP. These measures are used to assess business performance and may be used by certain investors to evaluate performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit	2015 Q1	2014 Q4	2014 Q3	2014 Q2

U3O8 Sales (a) [1]	$000	$7,380	$6,603	$5,996	$7,197

Pounds sold (b)	lb	146,000	100,000	100,000	207,760

Average price per pound sold (a ÷ b)	$/lb.	$50.55	$66.03	$59.96	$34.64

Notes:

[1]	2014 Q2 and 2014 Q3 does not include $1.3 million and $1.2 million, respectively, recognized from the gain on assignment of deliveries under long-term contracts because the additional revenue would distort the average price per pound sold (see the Sales footnotes to the respective financial statements for the periods ended June 30 and September 30, 2014).

U3O8 sales of $7.4 million for the three months were based on selling 146,000 pounds at an average price of $50.55, which resulted from meeting all of our contractual delivery requirements with no additional spot sales. We also recognized a small amount in disposal fees at the Shirley Basin Project. This resulted in total sales of $7.4 million as reported in the financial statements.

Total Cost Per Pound Sold Reconciliation	Unit	2015 Q1	2014 Q4	2014 Q3	2014 Q2

Ad valorem and severance taxes	$000	$150	$1,163	$314	$212
Wellfield costs	$000	$2,415	$2,230	$2,361	$2,262
Plant costs	$000	$2,215	$2,060	$2,207	$2,127
Distribution costs	$000	$145	$112	$(31)	$117
Inventory change	$000	$465	$(1,868)	$(1,099)	$2,043
Cost of sales (a)	$000	$5,390	$3,697	$3,752	$6,761

Pounds sold (b)	lb	146,000	100,000	100,000	207,760

Cost per pound sold (a ÷ b) [1]	$/lb.	$36.91	$36.97	$37.52	$32.54

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Production costs per pound have generally declined throughout the past twelve months. In November 2014, the State of Wyoming retroactively increased the ad valorem and severance tax industry factor used in calculating the taxable value of the extracted uranium by 31%. The one-time retroactive adjustment to the tax expense was reflected in Q4 2014 resulting in significantly higher extraction costs per pound in that quarter. In March 2015, the State revised the industry factor increase down to a six percent increase, as compared to the previously announced 31% increase, after further review of operational data submitted by the affected companies. We recognized the reduction of $0.4 million to the 2014 liability in January 2015 which resulted in a substantially lower cost per pound than what had been reflected the previous quarter.

The gross profit for the three months was $2.0 million, which represents a gross profit margin of approximately 27%. This was lower than the previous two quarters primarily due to a lower average sales price per pound. At March 31, the Company’s cash position was $2.2 million. Our current cash position, at April 29, 2015, is $3.8 million.

Shirley Basin Project Development

Having completed an independent NI 43-101 Technical Report on resources for our wholly-owned Shirley Basin Project in August 2014, we subsequently commissioned and issued a second NI 43-101 report, including a Preliminary Economic Assessment for the project, in January 2015. Baseline studies necessary for the permitting and licensing of the project also commenced in 2014 and are anticipated to be completed this summer.

Continuing Guidance for 2015

We accelerated the timing of one delivery of 200,000 pounds from September to April 2015. To fulfill the delivery, we purchased 200,000 pounds from a trader at the then-current spot price. This generated net cash proceeds of approximately $4.0 million and lowered our production requirements for the year by 200,000 pounds. Nevertheless, our current production plan for 2015 is still to maintain an average production rate of approximately 70,000 pounds per month and produce between 750,000 and 850,000 pounds of U3O8. Excess production will be used to build inventory, which may be utilized to complete discretionary spot sales transactions on an as needed basis if market conditions warrant. The production rate may be adjusted based on continuing operational refinements, and indicators in the market, including uranium spot market pricing and other factors.

The Q2 2015 production target for Lost Creek is 210,000 pounds U3O8 dried and drummed. April 2015 production results are currently being finalized. Our initial production estimates indicate that we captured 84,000 pounds, drummed 77,000 pounds, and shipped 73,000 pounds.

As production levels increased during 2015 Q1, our production cost per pound generally decreased as compared to previous quarters. Many of our costs are primarily process based and do not necessarily fluctuate in proportion to the pounds being produced. As production levels increase, the cost per pound produced will tend to decrease so long as production costs remain on target. As a result of higher production rates and relatively consistent costs, our ending conversion facility inventory of 82 thousand pounds at March 31, 2015 was carried at a total cost per pound of $31.47, which consisted of ad valorem and severance taxes ($3.43), cash costs ($16.73) and non-cash costs ($11.21). Our expectation is that those costs per pound figures will continue to decrease in 2015 Q2 so long as our production and production costs remain on target.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeff Klenda, Chair and Acting CEO
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued efforts to ramp up production at the Lost Creek facility; ability to meet production targets and to timely deliver into existing contractual obligations; ability to deliver into spot sales if the market conditions warrant; the ability to realize the technical and economic viability of the Shirley Basin project as set forth in the PEA; ability to advance Shirley Basin into and through permitting process as projected) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.